Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-121353) on Form S-8 and (Nos. 333-132980 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. of our report dated March 14, 2006, except as to paragraph one of note 1, note 2(r), note 6, and paragraph six of note 15, which are as of September 6, 2006, with respect to the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) for the year ended December 31, 2005 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity of Digital Realty Trust, Inc. Predecessor, for the period from January 1, 2004 through November 2, 2004, and the year ended December 31, 2003, the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related combined statement of cash flows of Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2003, and the related financial statement schedule III, which report appears in the current report on Form 8-K of Digital Realty Trust, Inc.

/s/ KPMG LLP

San Francisco, California

September 18, 2006